Exhibit 10.3
Notice of Terms of Performance Award
To:
BEMS ID:
This Performance Award consists of units that will be paid in either cash or Boeing stock, subject to the Compensation Committee’s (the “Committee”) discretion, if earned at the end of a three-year performance period. Your Performance Award is granted pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the award is subject to the terms and conditions of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan's terms shall control. A summary of the Plan accompanies this Notice.
Overview of Your Performance Award Grant

Grant Date:
Number of Units Granted:
Performance Period:

1.
Target Value of Performance Awards. The Performance Award target value (or “initial value”) will be based on (i) your base salary as of December 31, _____ (or, if you were hired after that date but prior to the Grant Date, your new hire salary), (ii) your target Performance Awards multiple based on your E-series grade as of March 1 of the year of the award or, if you were hired or promoted into E-series after that date but prior to the Grant Date, your new E-series grade, and (iii) your _____ Integrated Performance Score (IPS) or if you don’t have such an IPS, 100%. The target value will be expressed as a number of units (rounded to the nearest unit), each of which has an initial value equal to $100.

2.
Performance Measure. For the ____________Performance Period, the performance measure will be based on the 2018 Long-Range Business Plan. The Committee retains discretion in calculating actual performance to exclude the impact of extraordinary and/or non-recurring items deemed not reflective of the Company’s core operating performance. Such non-recurring items may include, but are not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles, or “extraordinary items” determined under generally accepted accounting principles (GAAP).

3.
Final Award Determination. Final amounts payable will be determined following the end of the Performance Period. The amount payable may be anywhere from $0 to $200 per unit, depending on the Company’s performance against plan for the period ending on December 31, ________. The final award will range from 0% to a maximum of 200% of the Performance Award target value, as outlined below. There will be straight-line interpolation to determine payouts between minimum and target, and target and maximum.

		Achievement (% of Plan)
Level of Performance	Final Performance Award Unit Value	Free Cash Flow (50% Weighting)	Core Earnings Per Share (25% Weighting)	Revenue (25% Weighting)	Payout Factor (% of Target Award)
Maximum	$200	____%	____%	____%	200%
Target	$100	Plan	Plan	Plan	100%
Minimum	$—	____%	____%	____%	—%

4.
Continued Employment. Subject to the terms and conditions outlined under Section 5, this Performance Award is granted on the condition that you remain employed by the Company from the Grant Date through the entire Performance Period. You will not have any right to payment of any award unless and until all terms, conditions, and provisions of the Performance Award program that affect you have been complied with as specified herein, including certification of the final award amount by the Committee. Your Performance Awards, however, shall not impose upon the Company any obligation to retain you in its employ for any given period or upon any specific terms of employment.

5.
Termination Due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated by reason of retirement, layoff, disability, or death, you shall continue to be eligible to participate in the Performance Period, provided you were on the active payroll on the Grant Date. Your Performance Award payout will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Performance Period. Payment for the award will be made at the same time as payment would have been made had you not had a termination of employment. For purposes of this award, “retirement” means a voluntary termination of employment under the conditions that satisfy the definition of “retirement” under the terms of a defined benefit pension plan maintained by the Company or one of its subsidiaries in which you participate. If you are not eligible to participate in such a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. For purposes of this award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or one of its subsidiaries.

6.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to payment of the Performance Award for any reason (including for cause and resignation) other than those reasons described in Section 5, the Performance Award granted hereunder shall immediately be forfeited by you and canceled.

7.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the Performance Period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your Performance Award payout will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Performance Period.

8.
Form and Timing of Payment of Performance Awards. Any payment of the Performance Awards shall be made in either cash or shares of Boeing stock, at the Committee’s discretion. The Performance Award payment shall be made within a reasonable time following the end of the Performance Period. For certain eligible participants, amounts to be paid in connection with Performance Awards may be deferred in accordance with the Company’s deferred compensation plan then in place.

The Company will deduct from your Performance Award distribution any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to any subsidiary of the Company. In the event of a stock distribution, shares will be in a number equal to the whole number of shares that could be purchased with the total Performance Award cash payout, based on the average of the high and low per share trading prices for the common stock of the Company as reported by The Wall Street Journal on the date of distribution, or by such other source as the Company deems reliable, after reduction to pay the applicable withholding amounts. Fractional share values will be applied to Federal income tax withholding.

9.	Transferability. This Performance Award is not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your award in the event of your death.

10.
Successors. All obligations of the Company under the Performance Award program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, or consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

11.	Clawback and Forfeiture Policy.
11.1 This award and any stock, cash or other proceeds resulting from the vesting of this award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time.
11.2 In addition, this award and any stock, cash or other proceeds resulting from the vesting of this award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the PerformanceAward: you (i) are convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any significant aspect of Company business;  (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage the Company or its products or employees; or (v) use or disclose Company proprietary or confidential information. For purposes of this Section 11.2, the Company shall include the Company and its subsidiaries.
11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.